Exhibit 5.1

November 15, 2006

Luna Innovations Incorporated

1703 South Jefferson Street SW, Suite 400

Roanoke, Virginia 24016

            Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Luna Innovations Incorporated, a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about November 15, 2006 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 12,715,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”) reserved for issuance under the Company’s 2003 Stock Plan and 2006 Equity Incentive Plan (the “Plans”). As legal counsel to the Company, we have reviewed the actions proposed to be taken by the Company in connection with the issuance and sale of the Shares to be issued under the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements referred to therein, the Shares will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.